As filed with the Securities and Exchange Commission on June 1, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

K2M Group Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2977810
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Luke Miller

Senior Vice President and General Counsel

751 Miller Drive SE

Leesburg, VA 20175

(703) 777-3155

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Kenneth B. Wallach, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Primary Offering
Common stock, $0.001 par value per share	(1)(2)	(1)(2)	$100,000,000	$11,620(3)
Secondary Offering
Common stock, $0.001 par value per share, for resale by selling stockholders	19,940,500(4)	$24.85(5)	$495,521,425	$57,580
Total			$595,521,425	$69,200(3)

(1)	There are being registered under this registration statement such indeterminate number of shares of our common stock, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $100,000,000. In addition, in the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of our common stock issuable pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Omitted pursuant to Rule 457(o) under the Securities Act.
(3)	Calculated pursuant to Rule 457(o) under the Securities Act, based on the proposed maximum aggregate offering price.
(4)	In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of our common stock issuable pursuant to Rule 416 under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock on May 26, 2015, as reported on the NASDAQ Global Select Market. The proposed maximum offering price per share of common stock will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by the selling stockholder of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 1, 2015

K2M GROUP HOLDINGS, INC.

$100,000,000

Common Stock

19,940,500 Shares of Common Stock Offered by Selling Stockholders

K2M Group Holdings, Inc. may offer from time to time up to an aggregate of $100,000,000 of our common stock, par value $0.001 per share (the “common stock”), in one or more offerings. This prospectus also relates to the sale of up to 19,940,500 shares of common stock from time to time by certain of our existing stockholders.

This prospectus describes the general manner in which our common stock may be offered and sold. If necessary, the specific manner in which our common stock may be offered and sold will be described in a supplement to this prospectus.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “KTWO”. The last reported sale price of the shares of our common stock on NASDAQ on May 29, 2015, was $26.14 per share.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our common stock. See “Where You Can Find More Information” and “Incorporation by Reference” below.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2015.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”), using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we or the selling stockholders may sell from time to time common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock that may be offered. Each time we or the selling stockholders sell common stock pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the common stock being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to the common stock or to us. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus will be superseded by the information in the prospectus supplement. You should read this prospectus, any applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment in our common stock.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.” Additionally, certain information that we file later with the Commission that is incorporated by reference into this prospectus will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus or the applicable prospectus supplement. See “Incorporation by Reference.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, a prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders are making an offer to sell common stock in any jurisdiction where the offer or sale of the common stock is not permitted.

K2M

Overview

We are a global medical device company focused on designing, developing and commercializing innovative and proprietary complex spine technologies and techniques. Our complex spine products are used by spine surgeons to treat some of the most difficult and challenging spinal pathologies, such as deformity (primarily scoliosis), trauma and tumor. We believe these procedures typically receive a higher rate of positive insurance coverage and often generate more revenue per procedure as compared to traditional degenerative spine surgery procedures. We have applied our product development expertise in innovating complex spine technologies and techniques to the design, development and commercialization of an expanding number of minimally invasive surgery (“MIS”) products. These proprietary MIS products are designed to allow for less invasive access to the spine and faster patient recovery times as compared to traditional open access surgical approaches. We have also leveraged these core competencies in the design, development and commercialization of an increasing number of products for patients suffering from degenerative spinal conditions.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to continue to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have filed and incorporated by reference compensation information for only our three most highly compensated executive officers and do not prepare a compensation discussion and analysis of our executive compensation programs in this prospectus or any document incorporated by reference. In addition, for so long as we are an emerging growth company, we will not be required to:

•	engage an independent registered public accounting firm to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	adopt new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”), regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” or

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We will remain an emerging growth company until the earliest to occur of:

•	our reporting of $1.0 billion or more in annual gross revenues;

•	our issuance, in any three year period, of more than $1.0 billion in non-convertible debt;

•	the date on which we are deemed to be a large accelerated filer, which means the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700.0 million on the last business day of our second fiscal quarter; and

•	the end of fiscal 2019.

Corporate History and Information

K2M Group Holdings, Inc. was incorporated in Delaware in June 2010. Our principal executive offices are located at 751 Miller Drive SE, Leesburg, Virginia 20175 and our telephone number is (703) 777-3155. Our website address is www.k2m.com. The information on, or accessible through, our website is deemed not to be incorporated in this prospectus or to be part of this prospectus. Except where the context requires otherwise, references in this prospectus to “K2M,” the “Company,” “we,” “us” and “our” refer to K2M Group Holdings, Inc., together with its consolidated subsidiaries. Welsh, Carson, Anderson & Stowe XI, L.P. and certain of its affiliated funds are referred to herein as “WCAS” or “our Sponsor.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. Certain risks relating to us and our business are described under the headings “Business” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 18, 2015, which is incorporated by reference into this prospectus and which you should carefully review and consider, along with the other information contained in this prospectus or incorporated by reference herein, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before making an investment in our common stock. See “Where You Can Find More Information” and “Incorporation by Reference.” Additional risks, as well as updates or changes to the risks described in the documents incorporated by reference herein, may be included in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read the section of this prospectus captioned “Forward-Looking Statements”, in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Investment in common stock offered pursuant to this prospectus involves risks and uncertainties. If one or more of the events discussed in the risk factors were to occur, our business, financial condition, results of operations or liquidity, as well as the value of an investment in our common stock, could be materially adversely affected.

FORWARD-LOOKING STATEMENTS

This prospectus contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 that reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include but are not limited to the following risks, uncertainties and factors:

•	our inability to achieve or sustain profitability in the future;

•	our inability to demonstrate to spine surgeons the merits of our products;

•	our inability to compete effectively;

•	collaboration and consolidation in hospital purchasing;

•	inadequate coverage and reimbursement for our products from third-party payors;

•	lack of long-term clinical data supporting safety and efficacy of our products;

•	dependence on a limited number of third-party suppliers;

•	our inability to maintain and expand our sales network;

•	proliferation of physician owned distributorships in the industry;

•	decline in the sale of certain key products;

•	loss of key personnel;

•	our inability to enhance new product offerings through research and development;

•	our inability to manage expected growth;

•	costs associated with high levels of inventory;

•	impairment of our goodwill and intangible assets;

•	disruptions in our main facility or information technology systems;

•	inability to strengthen our brand;

•	fluctuations in insurance cost and availability;

•	our inability to prepare and occupy our new corporate headquarters facilities;

•	our inability to comply with extensive governmental regulation;

•	our inability to maintain or obtain regulatory approvals and clearances;

•	recalls or serious safety issues with our products;

•	enforcement actions by regulatory agencies for improper marketing or promotion;

•	misuse or off-label use of our products;

•	delays or failures in clinical trials and results of clinical trials;

•	legal restrictions on our procurement, use, processing, manufacturing or distribution of allograft bone tissue;

•	negative publicity concerning methods of tissue recovery and screening of donor tissue;

•	costs and liabilities relating to environmental laws and regulations;

•	our failure or the failure of our agents to comply with fraud and abuse laws;

•	U.S. legislative or FDA regulatory reforms;

•	adverse effects of medical device tax provisions;

•	our inability to generate significant sales;

•	uncertainty in future capital needs;

•	availability of borrowings under our credit facility;

•	inability to protect our intellectual property rights;

•	patent litigation and product liability lawsuits;

•	damages relating to trade secrets or non-competition or non-solicitation agreements;

•	inability to operate internationally; and

•	inability to comply with the FCPA and similar laws.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus.

We operate in a very competitive and challenging environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained or incorporated by reference in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made in this prospectus and the documents incorporated by reference herein relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, the net proceeds from the sale of the common stock offered by us pursuant to this prospectus and each prospectus supplement will be used for general corporate purposes, which may include working capital needs, capital expenditures, expansion of the business and acquisitions. The net proceeds may be invested temporarily in short-term securities until they are used for their stated purpose.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For more information about the selling stockholders, see “Selling Stockholders.”

SELLING STOCKHOLDERS

In addition to the shares of our common stock that we may offer from time to time in one or more offerings, this prospectus also relates to the resale from time to time of up to a total of 19,940,500 shares of common stock by the selling stockholders. The following table sets forth information with respect to the current beneficial ownership of the selling stockholders, the number of shares of common stock being offered hereby by each selling stockholder and information with respect to shares to be beneficially owned by each selling stockholder after completion of this offering, assuming all shares that may be offered from time to time by such selling stockholder pursuant to this prospectus are sold.

The number of shares and percentages of beneficial ownership set forth below are based on the number of shares of our common stock issued and outstanding as of March 31, 2015. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

	Shares of Common Stock beneficially owned prior to the offering		Maximum number of shares of Common Stock to be sold hereunder	Shares of Common Stock beneficially owned after sale of the maximum number of shares
Name of Selling Stockholder	Number	Percent	Number	Number	Percent
WCAS(1)	17,636,308	44.5%	17,636,308	—	—%
Ferrer Freeman & Company, LLC(2)	2,304,192	5.8%	2,304,192	—	—%

(1)	Includes (A) 17,310,331 shares of common stock held by Welsh Carson Anderson & Stowe XI, L.P. (“Welsh Carson”), over which it has sole voting and investment power, (B) 14,173 shares of common stock held by WCAS Management Corporation, an affiliate of Welsh Carson, over which WCAS Management Corporation has sole voting and investment power, (C) 253,469 shares of common stock held by WCAS Capital Partners IV, L.P., an affiliate of Welsh Carson, over which it has sole voting and investment power and (D) an aggregate of 58,335 shares of common stock held by other co-investors over which Welsh Carson has sole voting power. Voting and investment decisions over the shares held by Welsh Carson and WCAS Capital Partners IV, L.P. are made by the managing members of WCAS XI Associates LLC and WCAS CP IV Associates LLC, their respective general partners. Messrs. Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Anthony J. De Nicola, Paul B. Queally, Michael Donovan, Anthony Ecock, Eric J. Lee, D. Scott Mackesy, Jonathan M. Rather, Brian Regan, Thomas A. Scully, Christopher Solomon, Sanjay Swani, and Sean M. Traynor are managing members of WCAS XI Associates LLC and WCAS CP IV Associates LLC. Additionally, Robert A. Minicucci is also a managing member of WCAS CP IV Associates LLC. These individuals may be deemed to beneficially own the shares that are, or are deemed to be, beneficially owned by WCAS Capital Partners IV, L.P. and, except for Robert A. Minicucci, Welsh Carson. Such persons disclaim beneficial ownership of such shares. Voting and investment decisions over the shares held by WCAS Management Corporation are made by its board of directors. The board of directors of WCAS Management Corporation consists of Messrs. Russell L. Carson, Anthony J. de Nicola, Paul B. Queally and Jonathan M. Rather. These individuals may be deemed to beneficially own the shares that are, or are deemed to be, beneficially owned by WCAS Management Corporation. Such persons disclaim beneficial ownership of such shares. The address for each of Welsh Carson, WCAS Capital Partners IV, L.P. and WCAS Management Corporation is 320 Park Avenue, Suite 2500, New York, New York 10022.
(2)	Includes (A) 2,223,075 shares held directly by FFC Partners III-B, L.P. (“FFC III-B”) and (B) 81,117 shares held directly by FFC Executive Partners III, L.P. (“FFC EP III”). FFC GP III, LLC is the general partner of each of FFC III-B and FFC EP III, and together they are referred to as the FFC Entities. Each of Carlos A. Ferrer, who is a member of our board of directors, and David Freeman is a manager of FFC GP III, LLC. The address of the FFC Entities is 10 Glenville Street, Greenwich, Connecticut 06831.

Relationships with Selling Stockholders

Amended and Restated Resources Group Management Services Agreement

On August 12, 2010, in connection with our purchase by WCAS, we entered into a Management Services Agreement with an affiliate of WCAS, which agreement was amended and restated on August 8, 2013. Pursuant to this agreement, we paid WCAS a fee for management, consulting, strategic, financial and other advisory services provided to us and our subsidiaries. Pursuant to this agreement, we paid a quarterly fee equal to $125,000 from January 1, 2011 through June 30, 2013 and a quarterly fee equal to $262,500 on and after July 1, 2013. We also agreed to indemnify and pay all expenses of WCAS incurred in connection with the services provided under this agreement and in connection with WCAS’s investments in us and our subsidiaries. This agreement terminated upon consummation of our initial public offering (the “IPO”). Indemnification and certain other provisions survive termination.

Series B Preferred

In 2012, we issued (1) 131,234 shares of our Series B redeemable convertible preferred stock (“Series B Preferred”) to WCAS for $500,000 and (2) 251,511 shares of our Series B Preferred to Ferrer Freeman & Company, LLC and certain of its affiliated funds (“FFC”) for $958,256.

In 2013, we issued (1) 2,624,672 of our Series B Preferred to WCAS for $10.0 million and (2) 246,583 shares of our Series B Preferred to FFC for $939,481.

Concurrent with the closing of the IPO, the outstanding shares of our Series A redeemable convertible preferred stock (“Series A Preferred”) and Series B Preferred were converted on a 2.43-to-1 basis into 5,577,016 shares of common stock. Following the closing of the IPO, there were no shares of preferred stock outstanding.

In May 2014, we used a portion of the net proceeds from the IPO to pay all accrued and unpaid dividends on the Series A Preferred and Series B Preferred, which resulted in payments of $16,459,393 to WCAS and $1,637,475 to FFC.

Securities Purchase Agreements

In 2012, we entered into securities purchase agreements with WCAS for the purchase of $5.0 million aggregate principal amount of notes to stockholders (“Shareholder Notes”) and 62,494 shares of common stock for $5.0 million.

In 2013, we entered into securities purchase agreements with (1) WCAS for the purchase of $15.0 million aggregate principal amount of Shareholder Notes and 162,458 shares of our common stock for $15.0 million and (2) FFC for the purchase of $1.3 million aggregate principal amount of Shareholder Notes and 14,312 shares of our common stock for $1.3 million.

In 2014, we entered into securities purchase agreements with (1) WCAS for the purchase of $15.0 million aggregate principal amount of Shareholder Notes and 107,230 shares of common stock for $15.0 million and (2) FFC for the purchase of $1.3 million aggregate principal amount of Shareholder Notes and 9,535 shares of common stock for $1.3 million.

The Shareholder Notes bore interest at 10.0% per annum, if paid in cash, or 13.0% per annum, if paid in kind, and would have matured on June 21, 2022.

In May 2014, we used a portion of the net proceeds from the IPO to retire all of the indebtedness outstanding under the Shareholder Notes, which resulted in payments of $36,166,667 to WCAS and $2,735,655 to FFC.

Registration Rights Agreement

Pursuant to a registration rights agreement, we have granted WCAS the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common stock held by them and other stockholders party to that agreement or to piggyback on such registration statements in certain circumstances. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The registration rights agreement also requires us to indemnify certain of our stockholders and their affiliates in connection with any registrations of our securities.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of, and is qualified in its entirety by applicable law and by, our amended and restated certificate of incorporation and amended and restated bylaws, the forms of which have been filed as exhibits with the Commission and are incorporated by reference to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). Our authorized capital stock consists of 750,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share. No shares of preferred stock are issued or outstanding on the date of this prospectus. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including the election or removal of directors. The holders of our common stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The common stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to the common stock. All shares of our common stock that will be outstanding at the time of the completion of the offering will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required by law or by NASDAQ, the authorized shares of preferred stock will be available for issuance without further action by you. Our Board of Directors is able to determine, with respect to any series of preferred stock, the powers (including voting powers), preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation:

•	the designation of the series;

•	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium for their common stock over the market price of the common stock. In addition, the issuance of preferred stock may adversely affect the holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the liquidation rights of the common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, remaining capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our Board of Directors may consider relevant.

At the present time, we have no plans to declare or pay any dividends in the near future and intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. In addition, the terms of the credit agreement governing our revolving credit facility impose restrictions on our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness—Revolving Credit Facility” in our Annual Report on Form 10-K for the year ended December 31, 2014 and our Quarterly Report for the quarter ended March 31, 2015, each of which is incorporated by reference in this prospectus.

Annual Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our amended and restated certificate of incorporation, amended and restated bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply so long as our common stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

Our Board of Directors may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our Board of Directors shall be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the Board of Directors.

Business Combinations

We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•	prior to such time, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our Board of Directors and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the Company for a three-year period. This provision may encourage companies interested in acquiring the Company to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes to our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that our Sponsor and its affiliates, and any of its direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in our amended and restated certificate of incorporation, directors serving on a classified board may be removed by the stockholders only for cause. Our amended and restated certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our amended and restated certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special Stockholder Meetings

Our amended and restated certificate of incorporation provides that special meetings of our stockholders may be called at any time only by or at the direction of the Board of Directors or the chairman of the Board of Directors; provided, however, at any time when our Sponsor and its affiliates beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our stockholders shall also be called by the Board of Directors or the chairman of the Board of Directors at the request of our Sponsor and its affiliates. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Director Nominations and Stockholder Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws specify requirements as to the form and content of a stockholder’s notice. Our amended and restated bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation precludes stockholder action by written consent at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Supermajority Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our amended and restated certificate of incorporation. For as long as our Sponsor and its affiliates beneficially own, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, recission or repeal of our bylaws by our stockholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock present in person or represented by proxy at the meeting of stockholders and entitled to vote on such amendment, alteration, change, addition, recission or repeal. At any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, recission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our amended and restated certificate of incorporation provides that at any time when our Sponsor and its affiliates beneficially own, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66 2⁄3% supermajority vote for stockholders to amend our amended and restated bylaws;

•	the provisions providing for a classified Board of Directors (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board of Directors and newly created directorships;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66 2⁄3% supermajority vote.

The combination of the classification of our Board of Directors, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our amended and restated certificate of incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of the Company, to the fullest extent permitted by law, (2) action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents, (3) action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws or (4) action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the forum provisions in our amended and restated certificate of incorporation. However, the enforceability of similar forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be unenforceable.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of our Sponsor or any of its affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that our Sponsor or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Listing

Our common stock is listed on NASDAQ under the symbol “KTWO.”

PLAN OF DISTRIBUTION

We or the selling stockholders may from time to time offer and sell some or all of the common stock covered by this prospectus. Registration of common stock covered by this prospectus does not mean, however, that the common stock necessarily will be offered or sold.

The common stock covered by this prospectus may be sold from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	on NASDAQ;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker/dealers, who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best efforts basis;

•	in a block trade in which a broker/dealer will attempt to sell a block of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the common stock;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker/dealer transactions may include:

•	purchases of common stock by a broker/dealer as principal and resales of the common stock by the broker/dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions;

•	transactions in which the broker/dealer solicits purchasers on a best efforts basis; or

•	privately negotiated transactions.

We or the selling stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of the common stock covered by this prospectus. At any time a particular offer of the common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the Registration Statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the common stock covered by this prospectus.

To the extent required, the applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If we or the selling stockholders utilize a dealer in the sale of the common stock being offered pursuant to this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

We or the selling stockholders may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase common stock from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

In connection with the sale of the common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker/dealers or agents participating in the distribution of the common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act.

We and the selling stockholders may agree to indemnify underwriters, broker/dealers or agents against certain liabilities, including liabilities under the Securities Act, and may also agree to contribute to payments which the underwriters, broker/dealers or agents may be required to make.

Certain of the underwriters, broker/dealers or agents who may become involved in the sale of the common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

Some or all of the shares of common stock covered by this prospectus may be sold by selling stockholders in private transactions under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

We have agreed to indemnify and hold harmless the selling stockholders and certain of their affiliates against certain losses, claims, damages, or liabilities related to the sale of the common stock, including certain liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of K2M Group Holdings, Inc. appearing in K2M Group Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with respect to the common stock offered by this prospectus with the SEC. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations.” The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us pursuant to Sections 13(a), 13(c), 14 and 15 of the Exchange Act with the SEC after the date of the initial filing of the registration statement and before the date that the applicable offering of the common stock by means of this prospectus is terminated shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 18, 2015 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A) (File No. 001-36443)

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015 (File No. 001-36443)

•	Current Reports on Form 8-K or 8-K/A, filed on January 9, 2015, January 15, 2015, February 6, 2015, April 28, 2015 and May 12, 2015 (File Nos. 001-36443)

•	Registration Statement on Form 8-A filed on May 7, 2014 (Registration File No. 333-194550)

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been “furnished” to and not “filed” with the SEC. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, K2M Group Holdings, Inc., at 751 Miller Drive SE, Leesburg, Virginia 20175. You may also contact the Corporate Secretary at (703) 777-3155.

K2M GROUP HOLDINGS, INC.

$100,000,000

Common Stock

19,940,500 Shares of Common Stock Offered by Selling Stockholders

PROSPECTUS

                    , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the offering of the common stock being registered hereby.

SEC registration fee	$69,200
FINRA filing fee	89,828
Printing fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Blue Sky fees and expenses (including legal fees)	*
Transfer agent and registrar fees and expenses	*
Miscellaneous	*

Total	*

*	Estimated expenses are not presently known. The applicable prospectus supplement or one or more Current Reports on Form 8-K, which will be incorporated by reference, will set forth the estimated amount of such expenses payable in respect of any offering of common stock.

Item 15.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors and the selling stockholders, and by us and the selling stockholders of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 16.	Exhibits.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leesburg, Virginia, on June 1, 2015.

K2M GROUP HOLDINGS, INC.

By:	/s/ Eric D. Major
	Name:	Eric D. Major
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of K2M Group Holdings, Inc. hereby constitute and appoint Eric D. Major and Gregory S. Cole and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on June 1, 2015.

Signature	Capacity

/s/ Eric D. Major Eric D. Major	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ Gregory S. Cole Gregory S. Cole	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dr. John P. Kostuik Dr. John P. Kostuik	Chief Medical Officer and Director

/s/ Daniel A. Pelak Daniel A. Pelak	Chairman

/s/ Brett P. Brodnax Brett P. Brodnax	Director

/s/ Carlos A. Ferrer Carlos A. Ferrer	Director

Signature	Capacity

/s/ Paul B. Queally Paul B. Queally	Director

/s/ Raymond A. Ranelli Raymond A. Ranelli	Director

/s/ Sean M. Traynor Sean M. Traynor	Director

/s/ Michael Turpin Michael Turpin	Director

EXHIBITS INDEX

Exhibit Number	Description

1.1 *	Form of Underwriting Agreement

2.1	Agreement and Plan of Merger, dated as of July 2, 2010, by and among K2M Group Holdings, Inc. (formerly known as Altitude Group Holdings, Inc.), Altitude Merger Sub, Inc., K2M, Inc., and the Stockholders’ Committee (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of August 12, 2010, by and among K2M Group Holdings, Inc. (formerly known as Altitude Group Holdings, Inc.), Altitude Merger Sub, Inc., K2M, Inc., and the Stockholders’ Committee (incorporated by reference to Exhibit 2.2 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

2.3	Amendment No. 2 to Agreement and Plan of Merger, dated as of December 21, 2012, by and among K2M Group Holdings, Inc. and the Stockholders’ Committee (incorporated by reference to Exhibit 2.3 to the Registrant’s Registration Statement on Form S-1 (No. 333-194550))

5.1	Opinion of Simpson Thacher & Bartlett LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page to this Registration Statement)

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein.